EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Kearny Bank Employees’ Savings Plan
Fairfield, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-204449) of Kearny Bank Employees’ Savings Plan of our report dated June 28, 2016, relating to the financial statements and supplemental schedule of Kearny Employees’ Savings Plan which appear in this Form 11-K for the year ended December 31, 2015.

/s/ BDO USA, LLP
New York, New York

June 28, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.